What is the initial public offering?

The initial public offering will be Vonage’s first offering of shares of its common stock for purchase by the public. The proposed initial public offering is described in the registration statement of Vonage Holdings Corp. that has been filed with the Securities and Exchange Commission, a copy of which can be found on the Securities and Exchange Commission’s website at www.sec.gov. A copy of the prospectus currently on file with the Securities and Exchange Commission, which forms a part of the registration statement, is available by clicking on the Prospectus link on the bottom of each page of this website.

What is the prospectus?

The prospectus is a document that contains important information relating to an investment in Vonage’s common stock. Before making any decision to invest in Vonage’s common stock, you should understand and carefully consider all the information contained in the prospectus, especially the information set forth under the heading “Risk Factors.” A copy of the prospectus currently on file with the Securities and Exchange Commission is available by clicking on the Prospectus link on the bottom of each page of this website.

Eligibility Questions

Am I eligible to participate in the Vonage Customer Directed Share Program? What do I need to do in order to participate?

In order to be eligible to participate in the Vonage Customer Directed Share Program you must meet the following criteria:

•      You opened an account directly with Vonage America on or prior to December 15, 2005. You must have opened your account with Vonage America and not through a third-party wholesaler.

•      You maintained your Vonage account in good standing through February 1, 2006. You are not eligible if you cancelled your Vonage service or if your Vonage service was terminated before February 1, 2006, even if you subsequently reinstated your service.

•      You are a U.S. citizen.

•      You will be a U.S. resident as of the date of the consummation of Vonage’s initial public offering.

•      You have a valid U.S. social security number.

•      You are a natural person. No entities, such as companies or trusts, are eligible to participate.

•      You must be eligible to open a limited purpose brokerage account at Smith Barney, Deutsche Bank Alex.Brown, a division of Deutsche Bank Securities Inc. or UBS Financial Services Inc.

In order to purchase shares of Vonage common stock in the Vonage Customer Directed Share Program, you also must complete the following steps on this website:

1.     Carefully review the prospectus relating to the initial public offering of Vonage’s common stock. You must indicate that you have had the opportunity to review the prospectus. A copy of the prospectus is available by clicking on the Prospectus link on the bottom of each page of this website. If the prospectus is amended, a new version of the prospectus will be posted on this website. You will need to review any amendments to the prospectus in order to continue to participate in the Vonage Customer Directed Share Program.

2.     Carefully review each of the risk factors set forth on this website. You must indicate that you have had the opportunity to review each of the risk factors in order to remain eligible to participate in the Vonage Customer Directed Share Program.

3.     Use this website to open a limited purpose brokerage account at either Smith Barney, Deutsche Bank Alex.Brown, a division of Deutsche Bank Securities Inc. or UBS Financial Services Inc. More information about the terms of the accounts offered by each financial institution and the account-opening process is included elsewhere on this website.

4.     Submit a conditional offer to purchase a number of shares of Vonage common stock by the time and date stated elsewhere on this website.

5.     Check this website on a regular basis. Important notices about your participant account and the Vonage Customer Directed Share Program will be given to you through this website. If you fail to read these notices and take appropriate action, you may lose your ability to purchase shares of Vonage common stock through the Vonage Customer Directed Share Program. For example, if the initial public offering price is set above or below the expected range, or if the expected initial public offering price range is changed, your conditional offer will become invalid and you will need to enter a new conditional offer in order to continue to participate. Your conditional offer also may become invalid in certain other circumstances. If your conditional offer becomes invalid, you will be notified through information posted on this website.

I think I meet the eligibility criteria set forth above, but my registration on this website was rejected. What is the problem?

If you are having trouble registering, please try the following tips:

•      Vonage Account Number: To find your Vonage account number, please log into your Vonage web account, located at www.vonage.com. Once you log on, you will see your 10-digit Vonage account number in the top right corner of the screen.

•      Zip Code in the Credit Card Billing Address: You must enter the zip code on record with Vonage as part of your billing address as of February 1, 2006. If you have changed your billing address since February 1, 2006, you must use the previous zip code.

•      E-Mail: You must enter the e-mail address at which the Vonage account holder was receiving Vonage e-mails as of February 1, 2006. This e-mail address is the address to which Vonage sent an e-mail notifying you of the Vonage Customer Directed Share Program. This e-mail address does not need to be valid as of today’s date, and you will have an opportunity to update this e-mail address later.